SCHEDULE 14A INFORMATION


               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        COMSAT CORPORATION
__________________________________________________________________
        (Name of Registrant as Specified in Its Charter)

                        COMSAT CORPORATION
__________________________________________________________________
           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

__________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

__________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

__________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

__________________________________________________________________

(5)  Filing fee:

__________________________________________________________________

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COMSAT
CORPORATION
_________________________________________________________________
                                           6560 Rock Spring Drive
                                               Bethesda, MD 20817
                                           Telephone 301 214 3000
                                                 Fax 301 214 7100
                                                     Telex 197800

                                                    April 6, 1994


Dear Shareholder:

     The 1994 Annual Meeting of Shareholders will be held at 9:30 a.m. on Friday, May 20, 1994, at COMSAT's new headquarters building in Bethesda, Maryland. The matters on the meeting agenda are described on the following pages.

     We note with sadness the death of Roscoe Robinson, Jr., in July 1993. General Robinson had served with distinction as a COMSAT director for over five years. We miss his gentle and sagacious counsel in the deliberations of the Board. He was a strong supporter of the COMSAT-Jefferson Junior High School Educational Alliance, and in his memory we established the General Roscoe Robinson college scholarship, an annual four-year award for a graduate of that District of Columbia junior high school.

     If you are a shareholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you also must obtain from the broker a proxy issued to you.

     A map and directions by car and the Washington Metro to COMSAT's headquarters in Bethesda appear at the end of the proxy statement.

                           Sincerely,



     Melvin R. Laird                       Bruce L. Crockett
  Chairman of the Board                   President and Chief
                                           Executive Officer

             YOUR PROXY IS IMPORTANT ... PLEASE VOTE PROMPTLY

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              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
COMSAT CORPORATION:

     The 1994 Annual Meeting of Shareholders of COMSAT
Corporation will be held in the Charyk Conference Center, COMSAT
Headquarters, 6560 Rock Spring Drive, Bethesda, Maryland, on May
20, 1994, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

 1.  election of 12 directors;

 2.  action on a proposal to amend the 1990 Key Employee Stock
     Plan to provide that restricted stock awards under the plan be awarded as performance-based compensation;

 3.  appointment of independent public accountants;

 4. action on a shareholder proposal to require the reporting of governmental service during the past five years of certain of the Corporation's directors, officers and consultants;
     and

 5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

     The Board of Directors has fixed the close of business on March 31, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

     Your proxy is important to ensure a quorum at the meeting. Even if you hold only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

     This notice is given pursuant to direction of the Board of Directors.

                                   Jerome W. Breslow
                             Vice President and Secretary

Bethesda, Maryland
April 6, 1994

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                            COMSAT CORPORATION

                          6560 Rock Spring Drive
                         Bethesda, Maryland 20817
                        Telephone:  (301) 214-3000

                              PROXY STATEMENT

     This Proxy Statement is provided by the Board of Directors of COMSAT Corporation (the Corporation or COMSAT) in connection with its solicitation of proxies for the 1994 Annual Meeting of Shareholders. The Proxy Statement is first being mailed on or about April 6, 1994.

     Shareholders of record of the Corporation's Common Stock at the close of business on March 31, 1994, are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. Shareholders may cumulate votes in the election of directors. The number of shares printed on the accompanying proxy card includes, when applicable, shares held in the Corporation's INVESTORS Plus Plan (formerly, the Dividend Reinvestment Plan), Savings and Profit-Sharing Plan, and 1983 Employee Stock Purchase Plan.

     If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the shareholder specifies. A shareholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

     Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the shareholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                         OWNERSHIP OF COMMON STOCK

     As of March 31, 1994, the record date, approximately 40,360,000 shares of Common Stock were outstanding, of which 20,888 were Series II shares (held by communications common carriers authorized to hold shares by the Federal Communications Commission) and approximately 40,339,112 were Series I shares (held by other persons).

     To the knowledge of the Corporation, based upon Schedules
13G or 13D filed with the Securities and Exchange Commission (the
SEC), the following persons were the beneficial owners of more than five percent of the Corporation's Common Stock as of December 31, 1993.

 Name and Address of           Amount and Nature of            Percent
  Beneficial Owner             Beneficial Ownership            of Class
- --------------------     ---------------------------------     --------
FMR Corp.                Total Shares:           3,787,530       9.4%
82 Devonshire Street     Sole Voting Power:         92,700
Boston, Massachusetts    Sole Investment Power:  3,772,030
                         Shared Voting and
                         Investment Power:          15,500

Provident Investment     Total Shares:           2,610,000       6.5%
  Counsel                Shared Voting Power:    1,961,100
300 North Lake Avenue    Shared Investment
Pasadena, California     Power:                  2,610,000

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 Name and Address of           Amount and Nature of            Percent
  Beneficial Owner             Beneficial Ownership            of Class
- --------------------     ---------------------------------     --------
State of Michigan        Total Shares:           2,275,490       5.7%
State Treasurer          Sole Voting and
Treasury Building        Investment Power:       2,275,490
P.O. Box 15128
Lansing, Michigan

The Travelers Inc.       Total Shares:           2,240,669       5.6%
65 East 55th Street      Sole Voting Power:        713,915
New York, New York       Sole Investment Power:  2,075,750
                         Shared Voting Power:       87,800
                         Shared Investment Power:  150,679


     There are certain limitations on ownership of the Corporation's Common Stock that are intended to ensure that the Common Stock is widely held. The Communications Satellite Act of 1962, as amended (the Satellite Act), provides that no stockholder (other than communications common carriers authorized to hold shares by the Federal Communications Commission), or any syndicate or affiliated group of such stockholders, may own more than 10 percent of the aggregate number of outstanding shares of Common Stock. The Corporation's Articles of Incorporation authorize the Board to establish an ownership limitation below the 10 percent statutory maximum. Pursuant to this authority, the Board has set the ownership limitation at 10 percent and has also established a voting limitation of 5 percent pursuant to which shares owned in excess of the 5 percent limitation, but not in excess of the 10 percent limitation, may not be voted by the holder but will be voted pro rata with all other shares of Common Stock voted on any given matter. The persons listed above have been advised by the Corporation that their ownership exceeds the 5 percent voting limitation, and that shares held in excess of 5 percent will be voted as described above.


                      ITEM 1.  ELECTION OF DIRECTORS

Board of Directors

     As provided in the Satellite Act, the Corporation's Board of Directors consists of 15 directors, of whom 12 are elected annually by the shareholders and three are appointed by the President of the United States, with the advice and consent of the United States Senate, for terms of three years or until their successors have been appointed and qualified.

     The Board met 10 times in 1993. Attendance of incumbent directors at Board meetings and at meetings of Board committees of which they were members in 1993 averaged approximately 91%. All incumbent directors who were directors in 1993 attended 75% or more of such meetings.

Voting for Directors

     At the meeting 12 directors will be elected to serve until the 1995 Annual Meeting. As provided in the Satellite Act, because the Series II shares outstanding at the record date constituted less than 8 percent of the total outstanding shares, all shareholders will vote together for the election of directors.

     Subject to the voting limitation of 5 percent described above, each shareholder may vote the number of shares held by such shareholder for each of 12 nominees. Alternatively, the shareholder may cumulate such votes; that is, give one nominee a number of votes equal to the number of the shareholder's shares multiplied by 12 or distribute such votes among any number of nominees not exceeding 12.

     The Board of Directors has authorized the management to solicit proxies in favor of the election of the 12 nominees whose biographical information begins on page 4. All of these nominees currently serve as directors. Biographical information for each of the three Presidentially appointed directors is set forth on page 6.

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

     Shares represented by proxies in the accompanying form will be voted for the 12 stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the proxy holders. The proxy holders may in their discretion vote the shares cumulatively for fewer than 12 of the nominees, if necessary or advisable.

Requirements for Nominations

     The Corporation's By-laws provide that no vote may be counted for the election of any person as a director unless (1) such person was proposed for nomination by written notice signed by a shareholder and mailed by registered or certified mail to the Secretary of the Corporation not less than 10 nor more than 50 days before the date of the meeting (or is nominated at the meeting as a substitute for a candidate who has died or become incapacitated), and (2) such person has filed with the Secretary a statement of his or her interests in communications common carriers in such reasonable detail as the Board of Directors may require. The form of such statement will be provided by the Secretary upon written request.

     A list of persons whose nominations have been duly proposed in accordance with the By-laws will be provided to any shareholder upon written request to the Secretary. Such list, together with the statement of interests filed by each such person, also may be inspected by any shareholder (1) at the office of the Secretary, 6560 Rock Spring Drive, Bethesda, Maryland 20817, during normal business hours from the date of this Proxy Statement until the date of the meeting, and (2) at the place of the meeting during the meeting.

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                 NOMINEES FOR ELECTION AS DIRECTORS

LUCY WILSON BENSON, 66, has been a director of various business, educational, and nonprofit organizations since 1980. She was Under Secretary of State for Security Assistance, Science and Technology from 1977 to 1980. She has been a COMSAT director since September 1987. She also is a director of General Re Corporation, Grumman Corporation and Logistics Management Institute, a trustee of the Alfred P. Sloan Foundation and Vice Chairman of the Board of Trustees of Lafayette College. She also is a director or trustee of funds of the Dreyfus Corporation.

[Picture of Ms. Benson]

EDWIN I. COLODNY, 67, has been counsel to the Washington, D. C., law firm of Paul, Hastings, Janofsky and Walker since September 1991. He was Chairman of USAir Group, Inc. and of its subsidiary, USAir, Inc., a commercial airline company, from 1978 until July 1992 and remains a director of both Corporations. He was Chief Executive Officer of USAir Group from 1983 to June 1991 and of its subsidiary from 1975 to June 1991. He has been a COMSAT director since May 1992. He also is a director of Martin Marietta Corporation and Esterline Technologies Corporation and a member of the Board of Trustees of the University of Rochester.

[Picture of Mr. Colodny]

BRUCE L. CROCKETT, 50, has been President and Chief Executive Officer and a director of COMSAT since February 1992. He was President and Chief Operating Officer of COMSAT from April 1991 to February 1992. From February 1987 to April 1991 he served as President, COMSAT World Systems Division. He has been an employee of COMSAT since 1980 and has held various operational and financial positions including Vice President and Chief Financial Officer. He also is a director of Augat, Inc., and a director or trustee of funds of the AIM Management Group, Inc.

[Picture of Mr. Crockett]

FREDERICK B. DENT, 71, has been Chairman of Mayfair Mills, Inc., a manufacturer of textiles, since November 1988; he was President from May 1977 to November 1988. He has been a director of Mayfair Mills, Inc. since 1977. He was United States Special Representative for Trade Negotiations from March 1975 to January 1977 and Secretary of Commerce from February 1973 to March 1975. He has been a COMSAT director since May 1980. He also is a director of International Paper Company.

[Picture of Mr. Dent]

NEAL B. FREEMAN, 53, has been Chairman and Chief Executive Officer of The Blackwell Corporation, a television production and distribution company, since 1981. He was President of Jefferson Communications, Inc. from 1976 to 1986. He was a Presidentially appointed COMSAT director from November 1983 to September 1988 and has been an elected director since May 1991. He also is a director of The Ethics and Public Policy Center.

[Picture of Mr. Freeman]

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ARTHUR HAUSPURG, 68, is a director or trustee of various business organizations. He was Chairman of the Board and Chief Executive Officer of Consolidated Edison Company of New York, Inc. from September 1982 to September 1990 and remains a trustee of that Corporation. He has been a COMSAT director since July 1987. He also is a director or trustee of funds of Prudential Securities, Inc.

[Picture of Mr. Hauspurg]

MELVIN R. LAIRD, 71, has been Chairman of the Board of COMSAT since February 1992. He also is a director and has been Senior Counsellor for National and International Affairs of The Reader's Digest Association, Inc., a publisher of books, magazines and recordings, since February 1974. He was Counsellor for Domestic Affairs to the President of the United States from 1973 to 1974; Secretary of Defense from 1969 to 1973; and a member of the House of Representatives from Wisconsin from 1953 to 1969. He has been a COMSAT director since September 1974. He also is a director of IDS Mutual Fund Group, Martin Marietta Corporation, Metropolitan Life Insurance Company, NWA (Northwest Airlines) Inc. and Science Applications International Corp., and a member of the Public Oversight Board (SEC Practice Section) of the American Institute of Certified Public Accountants.

[Picture of Mr. Laird]

PETER W. LIKINS, 57, has been President of Lehigh University since 1982. He was Provost of Columbia University from 1980 to 1982 and Professor and Dean of the Columbia University School of Engineering and Applied Science from 1976 to 1980. He has been a COMSAT director since September 1987. He also is a director of Consolidated Edison Company of New York, Inc., Parker-Hannifin, Inc. and Safeguard Scientifics, Inc.

[Picture of Dr. Likins]

HOWARD M. LOVE, 63, is a director of various business organizations, and honorary Chairman of the Board of National Steel Corporation. He was Chief Executive Officer of National Intergroup, Inc. from August 1990 to April 1991. He was Chairman and Chief Executive Officer and a director from April 1981 to
August 1990.   He has been a COMSAT director since May 1988.  He
also is a director of AEA Investors, BHP Petroleum and Monsanto
Company.

[Picture of Mr. Love]

ROBERT G. SCHWARTZ, 66, is a director of various business organizations. He was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company from September 1989 to March 1993. He was Chairman of the Board from February 1983 to September 1989. He has been a COMSAT director since May 1986. He also is a director of Lone Star Industries, Inc., Lowe's Companies, Inc., Mobil Corporation, Potlatch Corporation, The Reader's Digest Association, Inc., Consolidated Edison Company of New York, Inc. and CS First Boston, Inc.

[Picture of Mr. Schwartz]

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

C. J. SILAS, 61, has been Chairman and Chief Executive Officer of Phillips Petroleum Company, an integrated petroleum and chemical company, since May 1985. He has been a COMSAT director since May 1993. He also is a director of The Reader's Digest Association, Inc. and Halliburton Company.

[Picture of Mr. Silas]

DOLORES D. WHARTON, 66, is Chairman and Chief Executive Officer of The Fund for Corporate Initiatives, Inc., a private operating foundation she founded in 1980, devoted to strengthening the role of minorities and women in the corporate world. She has been a COMSAT director since February 1994. She also is a director of Gannett Co., Inc. and Kellogg Company, and a trustee of National Public Radio, Massachusetts Institute of Technology, Fashion Institute of Technology and the Committee for Economic Development.

[Picture of Ms. Wharton]

              PRESIDENTIALLY APPOINTED DIRECTORS

RUDY BOSCHWITZ, 63, has been Chairman of HOME VALU, Inc., a seller of home improvement materials, since January 1978. He founded the company in 1963, and was President from that time to 1978. He served in the U.S. Senate from December 1978 to January 1991, representing the State of Minnesota. He has been a Presidentially appointed COMSAT director since October 1991. He also is a director of TCF Financial Corp. and the Chicago Mercantile Exchange. His current term will expire at the 1994 Annual Meeting.

[Picture of Senator Boschwitz]

JAMES B. EDWARDS, 66, has been President of the Medical University of South Carolina since November 1982. He was Secretary of Energy from 1981 to 1982 and Governor of South Carolina from 1975 to 1979. He has been a Presidentially appointed director of COMSAT since April 1990. He also is a director of Brendle's Inc., Chemical Waste Management, Inc., Encyclopaedia Britannica, Inc., Imo Industries Inc., National Data Corporation, Phillips Petroleum Company, SCANA Corporation, and The South Carolina National Corporation and South Carolina National Bank, subsidiaries of Wachovia Bank. His current term expired at the 1993 Annual Meeting. He continues to serve in accordance with the Satellite Act.

[Picture of Dr. Edwards]

BARRY M. GOLDWATER, 85, is a lecturer at Arizona State
University. He served in the U.S. Senate from 1953 to 1965 and then from 1969 through January 1987. He has been a Presidentially appointed COMSAT director since October 1989. His current term will expire at the 1995 Annual Meeting.

[Picture of Senator Goldwater]

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             OTHER INFORMATION CONCERNING DIRECTORS

Committees

     The Board has five standing committees, described below.

     The Committee on Audit, Corporate Responsibility and Ethics consists of Lucy Wilson Benson (Chairman), Rudy Boschwitz, Edwin
I. Colodny, Frederick B. Dent, Neal B. Freeman, Arthur Hauspurg, Peter W. Likins and Howard M. Love. The Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Corporation's management and internal auditors the Corporation's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Corporation's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. The Committee met 3 times during 1993.

     The Committee on Compensation and Management Development consists of Robert G. Schwartz (Chairman), James B. Edwards, Neal
B. Freeman, Melvin R. Laird and Dolores D. Wharton. The Committee considers and makes recommendations to the Board with respect to programs for human resources development and management organization and succession; approves changes in senior executive compensation; considers and makes recommendations to the Board with respect to compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. The Committee met 5 times during 1993.

     The Finance Committee consists of Frederick B. Dent (Chairman), Edwin I. Colodny, Bruce L. Crockett, Arthur Hauspurg, Melvin R. Laird, Robert G. Schwartz and C.J. Silas. The Committee considers and makes recommendations to the Board with respect to the financial affairs of the Corporation, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 5 times during 1993.

     The Nominating Committee consists of Melvin R. Laird
(Chairman), Frederick B. Dent and Robert G. Schwartz.  The
Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board. The
Committee met 6 times during 1993. It will consider candidates recommended by shareholders, if the recommendations are submitted in writing to the Secretary of the Corporation.

     The Committee on Research and International Matters consists of Peter W. Likins (Chairman), Lucy Wilson Benson, Rudy Boschwitz, Bruce L. Crockett, James B. Edwards, Barry M. Goldwater, Howard M. Love and Dolores D. Wharton. The Committee considers and makes recommendations to the Board with respect to: the research and development programs of the Corporation and the relationship of such programs to the business of the Corporation; matters relating to (i) the Corporation's international responsibilities and activities under the Satellite Act, (ii) the International Telecommunications Satellite Organization, (iii) the International Maritime Satellite Organization, and (iv) the relationships of the Corporation with other international bodies or with foreign governments or entities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 3 times during 1993.

Directors Compensation

     Except as noted below, a director who is not an employee of the Corporation receives: a quarterly retainer of $5,375; a fee of $1,000 per meeting for attending each Board meeting, Board committee meeting or meeting held pursuant to a special assignment; and, if he or she chairs a Board committee, an additional fee of $750 quarterly. Mr. Laird is compensated solely on an annual basis as Chairman of the Board in the amount of $225,000 per year. Mr. Crockett is not compensated separately for service as a director.

     Under the Directors and Executives Deferred Compensation Plan, a non-employee director may elect to defer all or part of his or her retainers and fees. Amounts deferred are credited with interest and are paid out after the director's retirement from the Board, in a lump sum or in up to 15 annual installments beginning not later than at age 73. In the case of death, the accumulated deferrals are paid to the director's beneficiary.

     In 1991, each then-current director participating in the Plan was given an election to receive his or her account balance as of March 31, 1991, together with interest accumulated on such balance to a date in the year 2000 (to the extent that such amounts were not previously distributed), in a lump sum in the year 2000 if he or she is then an active director or a retiree receiving installment payments. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving such installment payments. The lump sum payment will be offset against the amounts otherwise payable to the director or beneficiary under the Plan.

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

     In 1992, the Plan was amended to provide an additional lump sum payment election for the additional amounts deferred under the Plan from April 1, 1991, through March 31, 1992, together with interest accumulated on such amounts to a date in the year 2001, with payment of the lump sum to be made in the year 2001.

     A retirement plan for directors adopted in 1982 remains in effect for directors who commenced service before 1984. This plan provides for an annual benefit of $12,000, beginning at the later of age 72 or the director's retirement from the Board, and payable for the number of years equal to the director's years (including partial years) of Board service through 1983. In 1991, each then-current director covered by the plan was given an election to receive a lump sum payment on a date in the year 2000 if he or she survives until that date. The lump sum payment will be equal to the present value on such date of the remaining retirement benefits payable to the director under the plan. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving survivor benefits under the plan.

     Under the Split Dollar Insurance Plan, the Corporation provides to non-employee directors, through split dollar life insurance policies, a death benefit equal to $50,000 for each year or partial year of his or her Board service until the benefit reaches $200,000, and then increased for each such director (except Presidential appointees) by 5.5% for each additional year of Board service to age 72. Such coverage continues after retirement from the Board. For 1993, the aggregate value of split dollar life insurance premiums paid for the benefit of all covered directors was $254,596.

     Under the Non-Employee Directors Stock Option Plan, the Corporation grants annually in March to each non-employee director, who was also serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase shares of Common Stock. For options granted before March 16, 1990, each option is for 2,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 10 years from the date of grant. For options granted on or after March 16, 1990, and before March 19, 1993, each option is for 2,000 shares, the exercise price per share is 50% of the fair market value on the date of grant, and the option expires 15 years from the date of grant. For options granted on or after March 19, 1993, each option is for 4,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 15 years from the date of grant. All data related to shares of Common Stock, options to purchase shares of Common Stock and share prices prior to June 1, 1993, have been adjusted to reflect the two-for-one split in the Corporation's Common Stock effective June 1, 1993.

     For options granted before March 19, 1993, each option becomes exercisable for 1,000 shares one year after the date of grant and for the remaining 1,000 shares two years after the date of grant. For options granted on or after March 19, 1993, each option becomes exercisable for 2,000 shares one year after the date of grant and for the remaining 2,000 shares two years after the date of grant. If the director's service on the Board terminates by reason of retirement at age 72, expiration of a term as a Presidentially appointed director, failure to stand for election with the Board's consent or resignation with the Board's consent, the option becomes fully exercisable and continues in force for the duration of its term. If such service terminates for any other reason except death, the option terminates immediately. If the director dies at any time before the option terminates, the option becomes fully exercisable and continues in force for one year after the date of death.

     In 1993, options for a total of 56,000 shares of Common Stock were granted under the Plan to non-employee directors at a purchase price per share of $27.0313 which was the fair market value of the Common Stock on the date of grant. In 1993, no non-employee directors exercised options.

     Executive compensation is described beginning on page 16.

Compensation Committee Interlocks and Insider Participation

     There were no compensation committee interlocks or insider participation in compensation decisions during 1993.

     Robert G. Schwartz, Chairman of the Committee on Compensation and Management Development of the Board of Directors of the Corporation, was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company (MetLife) until March 31, 1993. At the beginning of 1993, MetLife owned $100,000,000 in aggregate principal amount of the Corporation's 9.55% five-year notes due April 1994 and $21,000,000 in aggregate principal amount of the Corporation's 8.95% ten-year notes due 2001. In January 1993, the Corporation repurchased from MetLife and canceled $30,000,000 in aggregate principal amount of the 9.55% notes.

               COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Corporation's Common Stock as of March 14, 1994, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 16, and by all directors and executive officers as a group. Under rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                            Amount and Nature of       Percent of
Name                      Beneficial Ownership (1)  Common Stock (2)
- ----                      ------------------------  ----------------
Betty C. Alewine..........          94,876(3)            0.2
Lucy Wilson Benson........          12,800
Rudy Boschwitz............           6,000(4)
Edwin I. Colodny..........           3,000
Bruce L. Crockett.........         282,152(5)            0.7
Frederick B. Dent.........          13,800(6)
James B. Edwards..........           6,000
C. Thomas Faulders, III...          56,097(7)            0.1
Neal B. Freeman...........           6,400
Barry M. Goldwater........           6,000
Arthur Hauspurg...........           5,800
Melvin R. Laird...........          14,000
Peter W. Likins...........           9,850(8)
Howard M. Love............           9,800(9)
Charles Lyons.............          64,567(3)            0.1
Ronald J. Mario...........          99,691(3)            0.2
Robert G. Schwartz........          14,000
C.J. Silas................           1,000
Dolores D. Wharton........           1,000

All directors and executive
officers as a group
(26 persons)                       844,776(10)           2.0
____________________

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed. Each number in the table has been rounded down to the nearest whole share. Beneficial ownership includes shares that may be acquired within 60 days after March 14, 1994, through the exercise of options as follows: Ms. Alewine, 52,234 shares; Mrs. Benson, 12,000 shares; Sen. Boschwitz, 2,000 shares; Mr. Colodny, 2,000 shares; Mr. Crockett, 184,250 shares; Mr. Dent, 5,000 shares; Dr. Edwards, 6,000 shares; Mr. Faulders, 35,000 shares; Mr. Freeman, 6,000 shares; Sen. Goldwater, 6,000 shares; Mr. Hauspurg, 5,000 shares; Mr. Laird, 12,000 shares; Dr. Likins, 7,000 shares; Mr. Love, 5,000 shares; Mr. Lyons, 24,000 shares; Mr. Mario, 59,264 shares; Mr. Schwartz, 12,000 shares; and all directors and executive officers as a group, 534,155 shares.
(2) Except as indicated, no director or executive officer beneficially owns more than 0.1% of the Common Stock.
(3) Includes 40,000 shares which are restricted against transfer.
(4) Includes 2,000 shares held by Mrs. Boschwitz with respect to which Sen. Boschwitz disclaims beneficial ownership.
(5) Includes 2,400 shares held by Mrs. Crockett with respect to which Mr. Crockett disclaims beneficial ownership. Also includes 72,500 shares which are restricted against transfer and 4,758 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1993.
(6) Includes 1,000 shares held by Mrs. Dent with respect to which Mr. Dent disclaims beneficial ownership.
(7) Includes 20,000 shares which are restricted against transfer.
(8) Includes 2,850 shares over which Dr. Likins shares voting power and investment power with Mrs. Likins.
(9) Includes 2,000 shares held in a trust over which Mr. Love has no voting power and shared investment power.
(10) Includes 6,328 shares with respect to which beneficial ownership is disclaimed. Also includes an aggregate of 237,258 shares which are restricted against transfer or which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1993.

     ITEM 2.  PROPOSED AMENDMENT TO 1990 KEY EMPLOYEE STOCK PLAN

     The COMSAT Corporation 1990 Key Employee Stock Plan (the
Plan) was adopted by the Board of Directors and approved by the shareholders in 1990. Under the Plan, incentive stock options (as defined in the Internal Revenue Code of 1986, as amended (the
Code)), non-statutory stock options, stock appreciation rights
(SARs), restricted stock units (RSUs) and restricted stock awards
(RSAs) may be granted to such employees and in such amounts as determined by the Board's Committee on Compensation and Management Development (the Committee).

     As amended by the Board and approved by the shareholders in 1993, the Plan provides that grants may be made with respect to up to 4,800,000 shares of Common Stock in the aggregate. As of March 1, 1994, the aggregate grants made since the Plan was adopted have used 3,842,420 of the shares authorized for grants under the Plan.

     At its meeting held on February 18, 1994, the Board of Directors approved an amendment to the Plan that is subject to the approval of the shareholders. The amendment provides that, effective January 1, 1994, RSAs are to be awarded as performance-based compensation and establishes the applicable performance measures for such awards, including one or more of the following: improvements in revenues, earnings per share, profit before taxes, net income or operating income; return on shareholder equity; return on net assets; and stock price performance. The Committee will have the authority to determine the performance measures, the specific targets applicable to those measures and the performance period for each RSA grant. The amendment provides that no more than 50,000 RSA's may be granted to any individual in any given year. This amendment is intended to ensure the Federal tax deductibility under Section 162(m) of the Code of compensation paid to the Corporation's executive officers pursuant to RSAs. The amendment is being submitted for shareholder approval to comply with the requirements of Section 162(m).

    During the performance period, the recipient of an RSA is not the record holder of the shares of Common Stock underlying the RSA and thus is not entitled to vote the shares or receive dividends paid on the shares. However, the Committee may provide that dividend equivalents will accrue during the performance period and be paid at the end of the period if the performance measures are achieved. At the end of the performance period, the Committee must certify that the performance measures have been achieved. Once this certification is made, the recipient will become the record owner of the shares and will be entitled to vote the shares and receive all dividends paid on the shares. However, the shares will then be subject to a vesting period determined by the Committee, during which the shares may not be sold or transferred unless the Committee determines otherwise.
If a recipient voluntarily resigns or is discharged for cause before the end of the vesting period, he or she forfeits any unvested shares. Such forfeiture may be waived by the Committee in its sole discretion.

    The directors recommend a vote FOR this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to be voted at the meeting.

    The following table shows the dollar value and number of options, RSAs and RSUs awarded to the following persons to date in 1994: (i) each of the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers); (ii) all executive officers as a group; and (iii) all other employees as a group.


                             NEW PLAN BENEFITS


                                  1990 Key Employee Stock
                                        Plan Awards

                          _______________________________________

                           Stock Award                    Number
Name and Position             Type      Dollar Value*    of Units
_________________          ___________  _____________    ________

Bruce L. Crockett            Options      $   27.625      200,000
  President & Chief          RSAs          1,017,500       37,000
  Executive Officer          RSUs            121,550        4,420

Betty C. Alewine,            Options          27.625       80,000
  President, COMSAT          RSAs            508,750       18,500
  World Systems              RSUs             54,038        1,965

C. Thomas Faulders, III,     Options          27.625       80,000
  Vice President & Chief     RSAs            508,750       18,500
  Financial Officer          RSUs             40,563        1,475

Charles Lyons,               Options          27.625       80,000
  President, COMSAT          RSAs            508,750       18,500
  Video Enterprises, Inc.    RSUs             54,038        1,965

Ronald J. Mario,             Options          27.625       80,000
  President, COMSAT          RSAs            508,750       18,500
  Mobile Communications      RSUs             54,038        1,965

All Executive                Options           27.625     700,000
  Officers                   RSAs           4,257,625     155,000
                             RSUs             443,438      16,125

All Other Employees          Options           27.625     318,500
                             RSAs           1,856,250      67,500
                             RSUs           1,555,538      56,565
________________
*Dollar Value:

 Options = Fair market value per share on date of award.
 RSAs = Number of units X fair market value per share on date of award.
 RSUs = Number of units X fair market value per share on date of award.

            COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT
                     REPORT ON EXECUTIVE COMPENSATION


    The Committee on Compensation and Management Development of the Board of Directors of the Corporation has provided the following report on executive compensation. With respect to the compensation discussed in this report, the Committee consisted of the four individuals named below who signed this report, together with Roscoe Robinson, Jr., who until his death in July 1993 also served on the Committee. All of these individuals are or were independent outside directors of the Corporation. Therefore, no executive officer of the Corporation serves on the Committee. In addition, no executive officer of the Corporation serves as a director or member of a compensation committee of any company that has an executive officer who also serves as a COMSAT director or a member of the Committee; i.e., there are no compensation committee interlocks.

    In January 1993, the Board approved a major change in the approach to executive pay. The hallmark of this new executive compensation philosophy is to subject executive compensation to increased risk and performance incentives, and to align more closely the interests of management and shareholders. This philosophy has two main components: (1) annual compensation, consisting of salary plus bonuses awarded under the Corporation's Annual Incentive Plan; and (2) long-term compensation, consisting primarily of stock-based incentives. The Board has delegated to the Committee the responsibility for (1) making recommendations on executive officers' annual compensation to the Board, which has final decision-making authority; and (2) making final decisions on executive officers' long-term compensation.

    The Corporation's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Corporation's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining highly qualified executive officers. Total cash compensation levels (salary plus bonus) for executive officers are targeted to be at the 75th percentile of competitive companies based on recommendations developed by independent compensation consultants retained on behalf of the Committee by the Corporation. The competitive companies selected for this purpose, as well as for other purposes discussed below in this report, include the companies that make up the Peer Group Index in the Performance Graph on page 20, other companies in the telecommunications industry and companies whose revenues are comparable to the Corporation's. With respect to long-term compensation, the Corporation believes that stock ownership by senior management and stock-based performance-compensation arrangements enhance shareholder value.

    This report discusses the annual and long-term compensation components of the Corporation's executive compensation philosophy as applied in 1993 to executive officers of the Corporation, including Mr. Crockett, the Chief Executive Officer, and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers). This report also discusses other compensation plans for executive officers that have been adopted as a means of attracting and retaining high caliber executive talent.

Annual Compensation

    Pursuant to the new compensation philosophy adopted in 1993, salary ranges for executive officers, which previously were based on the 75th percentile of base salary for comparable positions in competitive companies, have been eliminated. Instead, a salary cap has been established for each position based on the 50th percentile of base salary for similar positions in the competitive companies. The salary cap is adjusted as changes in the 50th percentile occur in the marketplace. If an executive's base salary reaches the cap, both the executive's base salary and the salary cap are frozen for three years. The salary cap is again subject to adjustment at the end of the three-year period based on changes in the 50th percentile of base salary during this period, at which time the executive's base salary may be increased if the cap is increased. Total cash compensation - base salary and bonus - will continue to be based on the 75th percentile for comparable positions in the competitive companies. Each year that an executive's base salary is frozen by the salary cap, the portion of total cash compensation that may be awarded as a bonus may increase. The amount of any bonus increase will be determined by the Board based on the salary cap and adjustments to the 75th percentile of total cash compensation to take account of changes in the competitive market.

    The reason for this change is important. More of each executive officer's total compensation will be at risk, producing more incentive to perform. In January 1993, the salary of each of the Named Executive Officers was increased to a level at or below the salary cap established for his or her position. Mr. Crockett's salary was increased to $350,000, an 11.1% increase. Since this amount was below the new salary cap of approximately $415,000 for his position, he would be eligible for salary increases until the cap is reached. Notwithstanding this, Mr. Crockett on his own initiative recommended to the Committee that his base salary be frozen at the $350,000 level for 1993 through 1995, with the difference being at risk under the performance-driven annual bonus process. The Committee approved this recommendation.

    Consistent with this approach, Mr. Crockett's bonus for 1993 was then determined on the basis of several factors. First, under his leadership, the Corporation in 1993 continued to achieve the longer-term financial goals Mr. Crockett established for the Corporation when he became President by bettering its performance on each of these goals. These goals include growth in revenue, improvement in earnings, improvements in return on equity and return on assets, and reduction of home office expenses as a percentage of revenues. Second, the Committee took into account the fact that COMSAT's stock price increased and reached an all-time high for the second year in a row, and concluded that this continuing enhancement of shareholder value was primarily attributable to the factors noted above as well as the high caliber management team assembled by Mr. Crockett to carry out the Corporation's strategic plan for the future. Finally, the Committee considered the competitiveness of Mr. Crockett's total cash compensation package. Outside consultants were selected to do analyses of total cash compensation based on the 75th percentile for comparable positions in the competitive companies. These consultants arrived at a 75th percentile target level for Mr. Crockett's total cash compensation. In consideration of the foregoing factors, the Committee proposed a total 1993 bonus award for Mr. Crockett of $490,000. Mr. Crockett on his own initiative recommended to the Committee that the cash portion of his bonus be no higher than $400,000 for the same period that his salary is frozen, and that any additional compensation that might be awarded during this period be in the form of long-term compensation. This aligns Mr. Crockett's compensation more closely with shareholder interests and puts more of his total compensation at risk since the amount of long-term compensation ultimately realized is dependent on the Corporation's stock price in the future. In view of the foregoing, the Committee considered Mr. Crockett's recommendation and recommended to the Board that the cash portion of Mr. Crockett's bonus be no higher than $400,000 for 1993 through 1995 and that any additional compensation be awarded in the form of long-term compensation, and further recommended a total 1993 bonus award of $490,000 consisting of a $400,000 cash payment and $90,000 in long-term compensation in the form of restricted stock units (RSUs). The Board approved the Committee's recommendation.

    The bonus opportunities for executive officers other than Mr. Crockett for 1993 were based on the 75th percentile of total cash compensation for comparable positions in the competitive companies. The Board determined target award percentages of base salary for each position. The Board tied a portion of each target award to various performance measures based on corporate, business unit and individual performance criteria. The corporate and business unit performance criteria were based on actual profit before tax (PBT) as compared to PBT reflected in the appropriate corporate or business unit budget for the year. The individual-performance component was based on Mr. Crockett's evaluation of each individual executive officer's achievement of established performance goals for the year. The actual award increased or decreased in relation to the target award, depending on the actual PBT results. The Committee recommended a bonus award for each executive officer, in consultation with senior management, based on the targets established by the Board and the performance measures noted above. The Board had final approval authority for these awards.

Long-Term Compensation

    Long-term compensation consists of non-qualified stock options, restricted stock awards (RSAs) and restricted stock units (RSUs) awarded by the Committee under the Corporation's
1990 Key Employee Stock

Plan. These stock-based awards for executive officers are consistent with ranges in the competitive companies which were developed by an independent compensation consulting firm, and which were reviewed and accepted by the Committee. The stock-based awards made in January 1993, which are discussed below, reflect the two-for-one split in the Corporation's stock effective June 1, 1993.

    A significant change of the new executive compensation philosophy is that a greater portion of executive compensation is represented by stock options. This approach is designed to align executive compensation more closely with shareholder interests. Moreover, beginning in 1993, 50% discounted stock options were eliminated and replaced with options priced at 100% of fair market value -- a change which reinforces several of the goals of the new executive compensation philosophy by tying the value of the options to the creation of long-term shareholder value.
These stock options have a 15-year life and vest 1, 2 and 3 years after grant at the rate of 25%, 25% and 50%, respectively. In January 1993, Mr. Crockett was awarded 200,000 such stock options, and each of the other Named Executive Officers received 80,000 such stock options.

    These stock option awards were determined on the basis of two factors. First, the Committee established target award guidelines for each executive officer based on a percentage of that officer's base salary. Second, the Committee approved the actual awards based on these guidelines and performance recommendations made for each individual executive officer. The recommendations for each executive officer other than Mr. Crockett were made to the Committee by Mr. Crockett based on his evaluation of each officer's performance for 1992. The recommendation for Mr. Crockett was made to the Committee based on the competitive ranges developed by the independent consulting firm. In some cases, including Mr. Crockett's, the stock option award for an individual executive officer exceeded the guidelines due to the officer's performance.

    RSAs are restricted shares of COMSAT stock which vest over a period of years determined by the Committee. RSAs are granted to executive officers and key employees as a retention device based on the vesting schedule established by the Committee for each grant. Each year that the Committee makes an award of RSAs to an individual, it takes into account the vesting schedule and guidelines for determining the size of awards in view of the retention purposes of the award. Prior to 1993, RSAs vested 3, 4 and 5 years after grant at the rate of 25%, 25% and 50%, respectively. For 1993, RSAs vest 4, 5 and 6 years after grant at the rate of 20%, 40% and 40%, respectively. This change was made to improve the retention capabilities of the RSAs. In January 1993, Mr. Crockett received 40,000 RSAs, and each of the other Named Executive Officers received 20,000 RSAs. The number of RSAs granted to Mr. Crockett was in recognition of his position as CEO and his performance in that position, and was designed to put more of his total compensation at risk in the form of long-term compensation. The number of RSAs granted to each of the other Named Executive Officers was determined by dividing a multiple of each officer's salary by the fair market value per share of the Corporation's stock.

    RSUs are equivalent in value to shares of COMSAT stock and vest at the end of a period of years determined by the Committee. RSUs are granted to key employees as a retention device and also were granted to certain executive officers in 1993 in lieu of a portion of the bonuses awarded to such officers under the Annual Incentive Plan. In January 1993, the Committee awarded 4,050 RSUs to Mr. Crockett in lieu of $70,000 of cash bonus that otherwise would have been paid to him for 1992. Similar actions were taken regarding the 1992 bonuses of the other Named Executive Officers: three received 1,730 RSUs in lieu of $30,000 of cash bonus that otherwise would have been paid to each of them, and one received 580 RSUs in lieu of $10,000 of cash bonus that otherwise would have been paid to him. As with all RSU grants made to employees in 1993, these RSUs vest after 3 years. In keeping with the new executive compensation philosophy, these actions serve as a retention device and also put more of each Named Executive Officer's total compensation at risk since the amount ultimately realized is solely dependent on the Corporation's stock price at the end of the 3-year vesting period. The actual number of RSUs awarded to each of the Named Executive Officers was determined by (1) calculating the amount that each would have derived if the deferred portion of his or her 1992 bonus represented by the RSUs had been invested under the Corporation's Deferred

Compensation Plan during the RSU vesting period, (2) subtracting from this amount the RSU dividend equivalents to be paid during the vesting period at the current dividend rate, and (3) dividing the difference by the fair market value per share of the Corporation's stock. This approach was adopted so as not to penalize the Named Executive Officers for having received RSUs in lieu of cash for part of their bonuses; if cash had been awarded instead of RSUs, this cash bonus could have been invested in the Deferred Compensation Plan.

    In January 1994, the Committee awarded stock options, RSAs and RSUs to each of the Named Executive Officers. Mr. Crockett was awarded 200,000 stock options, and each of the other Named Executive Officers was awarded 80,000 stock options. These stock options have the same vesting schedule as the 1993 stock options but their term has been shortened from 15 to 10 years.

    Each of the Named Executive Officers was awarded approximately the same dollar value of RSAs in 1994 as in 1993, based on the fair market value per share of the Corporation's stock at the time of each grant. In January 1994, Mr. Crockett received 37,000 RSAs, and each of the other Named Executive Officers received 18,500 RSAs. Beginning with the 1994 RSA grants, the vesting of RSAs is subject not only to a length of service requirement as with prior grants but also to the achievement of objective performance-based criteria which have been approved by the Board and are being submitted to the shareholders for approval at the Annual Meeting. This change is intended to ensure the tax deductibility under Section 162(m) of the Code of compensation paid to the Corporation's executive officers pursuant to RSAs. See Item 2 set forth on page 10. The Corporation intends to preserve the tax deductibility under
Section 162(m) of all compensation paid to its executive officers.

    As described above, in January 1994 the Committee awarded 4,420 RSUs to Mr. Crockett in lieu of $90,000 of cash bonus that otherwise would have been paid to him for 1993. Similar actions were taken regarding the 1993 bonuses of the other Named Executive Officers: three received 1,965 RSUs in lieu of $40,000 of cash bonus that otherwise would have been paid to each of them; and one received 1,475 RSUs in lieu of $30,000 of cash bonus that otherwise would have been paid to him. The actual number of RSUs awarded to each of the Named Executive Officers in 1994 was determined by the same formula used for the 1993 awards discussed above. As with the 1993 RSU awards, the 1994 RSU awards vest after 3 years.

Other Compensation Plans

    Over the past several years, the Board has approved various other executive compensation plans in order to attract and retain highly qualified senior executives. The Insurance and Retirement Plan for Executives, a supplemental retirement plan for executive officers selected by the Board, is described on pages 18 and 19. The Split Dollar Insurance Plan provides supplemental death benefits for executive officers selected by the Board. Compensation data for the Named Executive Officers with respect to this plan is reported in the Summary Compensation Table on page 16. The Directors and Executives Deferred Compensation Plan allows executive officers selected by the Board to defer a portion of their annual salary and bonus. Amounts deferred under the plan earn interest at an above-market rate which varies from year to year based on a published bond index. For amounts deferred after January 1994, the interest rate will be the Corporation's "cost of capital" for each year. This change was made to align the interest rate paid under the plan more closely with the cost of funds employed in the Corporation's business, which will have the effect of reducing the rate paid under the plan on post-January 1994 deferrals. This plan was adopted as a vehicle to provide long-term retention of executives, since the above-market component of the interest earned is significantly reduced if the executive terminates employment with the Corporation for reasons other than retirement, death or disability. The above-market interest for the Named Executive Officers with respect to this plan is also reported in the Summary Compensation Table on page 16.

                       Committee on Compensation and Management Development

                       Robert G. Schwartz, Chairman
                       James B. Edwards
                       Neal B. Freeman
                       Melvin R. Laird

                       EXECUTIVE COMPENSATION

    The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers) for the three fiscal years ended December 31, 1993. The table shows the amounts received by each Named Executive Officer for all three fiscal years, whether or not such Named Executive Officer was the Chief Executive Officer or an executive officer of the Corporation for each of those three fiscal years.

SUMMARY COMPENSATION TABLE

                                       Annual Compensation        Long Term Compensation
                                 _______________________________  ______________________

                                                       Other      Restricted  Securities       All
                                                       Annual       Stock     Underlying      Other
   Name and Principal            Salary     Bonus   Compensation   Award(s)     Options   Compensation
       Position(1)        Year     ($)       ($)        ($)(2)      ($)(3)        (#)       ($)(2)(4)
________________________  ____  ________  ________  ____________  __________  __________  ____________
Bruce L. Crockett,        1993  $350,000  $400,000     $ 3,759    $1,119,148    200,000     $116,783
  President & Chief       1992   319,423   240,000       3,285       285,537     42,850       93,571
  Executive Officer       1991   261,347   150,000         --        426,049          0         --

Betty C. Alewine,         1993   200,000   180,000         697       552,079     80,000       25,777
  President, COMSAT       1992   178,462   120,000         518       419,073        634       21,961
  World Systems           1991   151,923    80,000         --         23,875     12,000         --

C. Thomas Faulders, III,  1993   200,000   130,000      14,945       522,862     80,000       24,576
  Vice President & Chief  1992   160,808   110,000       3,272             0     30,000       52,999
  Financial Officer       1991       --        --          --            --         --           --

Charles Lyons,            1993   200,000   180,000       4,340        552,079    80,000       32,136
  President, COMSAT       1992   178,846   130,000       1,246        388,750         0        9,535
  Video Enterprises, Inc. 1991   127,885    65,000         --               0     4,000          --

Ronald J. Mario,          1993   200,000   155,000       1,100        552,079    80,000       45,594
  President, COMSAT       1992   178,462   120,000         903        434,234       864       42,159
  Mobile Communications   1991   153,135    80,000         --          23,875    12,000          --

_______________

(1) Mr. Crockett has been President and Chief Executive Officer since February 1992. He was President and Chief Operating Officer from April 1991 to February 1992 and was President, World Systems Division prior to that. Ms. Alewine has been President, COMSAT World Systems and an executive officer since May 1991. Prior to that, she was Vice President and General Manager, INTELSAT Satellite Systems. Mr. Faulders has been Vice President and Chief Financial Officer since May 1993. He was Vice President, Chief Financial Officer and Treasurer from June 1992 to May 1993. He joined the Corporation in February 1992 as Vice President and Chief Financial Officer. Mr. Lyons has been President, COMSAT Video Enterprises, Inc. (CVE) and an executive officer of the Corporation since February 1992. He joined the Corporation in October 1990 as Vice President and General Manager, CVE. Mr. Mario has been President, COMSAT Mobile Communications (CMC) and an executive officer since May 1991. He was Vice President and General Manager, CMC prior to that.

(2) Under the SEC's transition rules on executive compensation disclosure, amounts of Other Annual Compensation and All Other Compensation for the Corporation's 1991 fiscal year are not shown in the table. Other Annual Compensation shown for 1992 and 1993 does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the Named Executive Officers in each year did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for the Named Executive Officer in each year.

(3) Includes restricted stock awards (RSAs) and restricted stock units (RSUs). Dividends are paid on RSAs and dividend equivalents are paid on RSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1993, are as follows:

                           Number of           Value as of
                           RSAs/RSUs             12/31/93
                           _________           ___________

     Mr. Crockett.........   94,430            $2,844,704
     Ms. Alewine..........   45,290             1,364,361
     Mr. Faulders.........   20,580               619,973
     Mr. Lyons............   41,730             1,257,116
     Mr. Mario............   46,070             1,387,859


(4) All Other Compensation for 1993 includes the following elements shown in the table to this footnote below: (i) unused credits under the Corporation's cafeteria plan that were paid in cash to the Named Executive Officers; (ii) contributions by the Corporation to the Savings and Profit-Sharing Plan on behalf of the Named Executive Officers;
    (iii) above-market interest accrued for the Named Executive Officers under the Corporation's Deferred Compensation Plan; and (iv) split dollar life insurance premiums for the Named Executive Officers. The split dollar premiums shown include
    (i) the value of the premiums paid by the Corporation with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Corporation, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Corporation.


                                                   Above-
                     Unused      401(k) Plan       Market      Split Dollar
                    Credits     Contributions     Interest       Premiums
                    _______     _____________     ________     ____________

Mr. Crockett....... $16,218         $7,900         $62,516        $30,150
Ms. Alewine........   4,065          7,506           4,441          9,765
Mr. Faulders.......   1,464          7,671           1,650         13,791
Mr. Lyons..........   4,640          7,658           3,874         15,964
Mr. Mario..........   1,399          5,079          23,377         15,740


Option Grants

    The following table sets forth information on options granted to the Named Executive Officers in 1993.

OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                          ___________________________________________________________
                              Number of
                             Securities          % of Total
                          Underlying Options       Options      Exercise
                               Granted           Granted to      Price     Expiration      Grant Date
          Name                  (#)(1)         Empl in FY(2)     ($/Sh)       Date      Present Value(3)
          ____            _________________    _____________    ________   __________   ________________
Bruce L. Crockett........       200,000            21.11%       $25.4063    01/15/08       $1,735,844
Betty C. Alewine.........        80,000             8.45%        25.4063    01/15/08          694,337
C. Thomas Faulders, III..        80,000             8.45%        25.4063    01/15/08          694,337
Charles Lyons............        80,000             8.45%        25.4063    01/15/08          694,337
Ronald J. Mario..........        80,000             8.45%        25.4063    01/15/08          694,337

_______________

(1) Options granted on January 15, 1993. The options will vest as follows: 25% on January 15, 1994; another 25% on January
    15, 1995; and the remaining 50% on January 15, 1996.

(2) The total number of shares covered by options granted to employees in 1993 was 947,300.

(3) The Corporation used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 3.0%; stock price volatility of 0.23; a 15 year option term; a risk-free rate of return of 8.0%; a retention discount of 3.0%; and the vesting schedule described in footnote 1 above. The Corporation's use of this model is in accordance with SEC rules, however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

Option Exercises and Fiscal Year-End Values

    The following table sets forth information on (1) options exercised by the Named Executive Officers in 1993, and (2) the number and value of their unexercised options as of December 31, 1993.

      AGGREGATED OPTION EXERCISES IN 1993, AND 12/31/93 OPTION VALUES

                                                  Number of Securities        Value of Unexercised
                                                 Underlying Unexercised           In-The-Money
                                                   Options at 12/31/93        Options at 12/31/93
                                               ___________________________  ___________________________
                             Shares
                           Underlying
                             Option     Value
                           Exercised  Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
Name                          (#)        ($)        (#)           (#)           ($)            ($)
____                       _________  ________  ___________  _____________  ____________  ______________
Bruce L. Crockett........    3,600     $30,992    124,250       230,000      $2,027,556    $1,555,926
Betty C. Alewine.........      -0-         -0-     26,234        86,000         497,466       522,433
C. Thomas Faulders, III..      -0-         -0-      7,500       102,500         150,469       828,902
Charles Lyons............      -0-         -0-      2,000        82,000          48,312       425,808
Ronald J. Mario..........      -0-         -0-     33,264        86,000         591,487       522,433


Pension Plans

    The following table shows the estimated annual benefits payable upon retirement under the Corporation's Retirement Plan to persons in the salary and years-of-service classifications specified. The Code limits the annual benefits payable under the Retirement Plan. Under this limitation, the maximum annual benefit for 1993 is $115,641.


                                      Estimated Annual Benefits Payable Upon Retirement
                              ________________________________________________________________

                                                      Years of Service
                              ________________________________________________________________

Average Annual Salary             15           20            25            30            35
_____________________         ________      ________      ________      ________      ________
$100,000....................  $ 26,527      $ 35,943      $ 44,360      $ 53,276      $ 57,026
 150,000....................    41,177        55,094        69,010        82,926        88,551
 200,000....................    55,830        74,744        93,660       112,579       115,641
 250,000....................    69,160        93,077       115,641       115,641       115,641
 300,000....................    79,160       108,077       115,641       115,641       115,641
 350,000....................    89,160       115,641       115,641       115,641       115,641


    The compensation covered by the Retirement Plan includes
only base salary. Benefits are determined on a straight life annuity basis under a formula based on length of service and average annual base salary for the highest five consecutive years during the final 10 years of employment. Prior to 1989, benefits were offset by a portion of each participant's estimated Social Security benefits. Beginning in 1989, each participant accrues a benefit at a specified percentage of salary up to the Social Security wage base, and at a higher percentage of salary above the Social Security wage base. The years of credited service for the Named Executive Officers as of December 31, 1993, are: 13 for Mr. Crockett; 7 for Ms. Alewine; 1 for Mr. Faulders; 3 for Mr. Lyons; and 8 for Mr. Mario.

    The Corporation also maintains the Insurance and Retirement Plan for Executives, which covers those executive officers and other key employees who are designated by the Board of Directors to participate. The Plan provides an annuity for life equal to 60% (70% for the Chief Executive Officer) of the participant's average annual compensation (salary and incentive compensation) during the 48 consecutive months of highest compensation (or during all consecutive months of employment if the participant has been employed less than 48 months), offset by pension benefits payable under the Retirement Plan, the qualified retirement plans of former employers, Social Security, and government and military pensions.

    Payment begins upon the participant's normal retirement at age 65. A participant may retire as early as age 55 (but only with the Board's consent if before age 62) and receive an annuity
reduced by 3% for each year payment begins before age 62.   For
employees who became participants in the Plan before January 1, 1993, benefits vest ratably over the first five years of the participant's service. For employees who become participants in the plan on or after January 1, 1993, after the sum of the participant's age and years of service equals 60, with a minimum of five years of service required, benefits are 50% vested and then vest an additional 10% per year over the following five years of service.

    The annual benefits payable upon retirement at age 65 based upon the 48 consecutive months of highest compensation (38 consecutive months for Mr. Lyons) as of December 31, 1993, for each of the Named Executive Officers are: $274,871 for Mr. Crockett; $120,274 for Ms. Alewine; $126,032 for Mr. Lyons; and $122,004 for Mr. Mario. Mr. Crockett, Ms. Alewine and Mr. Mario are each 100% vested in the Plan; Mr. Lyons will not begin vesting until 2002. Mr. Faulders is not a participant in the Plan.

                       PERFORMANCE GRAPH

    The following line graph compares the cumulative total shareholder return for the Corporation's Common Stock with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index constructed by the Corporation for the five fiscal years beginning on January 1, 1989, and ending on December 31, 1993.

           Comparison of Five-Year Cumulative Total Return Among
                 COMSAT, S&P 500 Index & Peer Group Index

         (Assumes $100 Invested on December 31, 1988 & Dividends
                               Reinvested)




          [Performance Graph filed supplementally on Form SE.]




* Peer Group consists of three S&P Industry Groups:
Telecommunications (Long-Distance) (AT&T, MCI and Sprint); Telephone Companies (Ameritech, Bell Atlantic, BellSouth, GTE, NYNEX, Pacific Telesis, Southwestern Bell and US West); and Entertainment (Walt Disney, King World Productions and Paramount Communications).

       ITEM 3.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The shareholders will vote at the meeting to appoint independent public accountants to audit and certify to the shareholders the financial statements of the Corporation for the fiscal year ending December 31, 1994. The Board of Directors has recommended the appointment of Deloitte & Touche as such independent public accountants; they acted in such capacity for fiscal year 1993. Representatives of Deloitte & Touche will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

    The directors recommend a vote FOR the appointment of Deloitte & Touche as independent public accountants. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                       ITEM 4.  SHAREHOLDER PROPOSAL

    Mrs. Evelyn Y. Davis, Watergate Office Building,
2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 200 shares of Common Stock of the Corporation, has given notice that she will introduce the following resolution at the meeting:

    RESOLVED: "That the stockholders of COMSAT assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

    REASONS: "Full disclosure on these matters is essential at COMSAT because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies."

    "If you AGREE, please mark your proxy FOR this resolution."

    The directors oppose this proposal.

    The directors believe that existing laws and regulations regarding the conduct of former government employees in their relationships with government agencies and the disclosure required by those laws provide ample safeguards against conflicts of interest. In addition, under the rules of the SEC the Corporation must disclose the past five years business experience of each director and executive officer in the Corporation's Proxy Statement or Annual Report on Form 10-K. In this regard, the proposal is unnecessary.

    The proposal would require the management to inquire into the backgrounds of a large group of people, including not only the directors, executive officers, and other senior officers, but the large staffs of the several firms that serve the Corporation and provide legal counsel, consulting services, and investment banking advice. The burdens entailed are not offset by compensating benefits.

    It is recommended that the shareholders vote AGAINST this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to be voted at the meeting.

                          OTHER MATTERS

    At April 6, 1994, the management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

    The Corporation will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Corporation's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Corporation also has retained D. F. King & Co., Inc., of New York, N.Y., to assist in the solicitation, at a cost of $6,500. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

    Shareholders wishing to submit proposals for consideration at the 1995 Annual Meeting should submit them in writing to the Secretary, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, to be received no later than December 3, 1994.

    This proxy statement is provided by direction of the Board of Directors.

                                        Jerome W. Breslow
                                  Vice President and Secretary

April 6, 1994
_________________________________________________________________

    A copy of the Corporation's Annual Report to the Securities and Exchange Commission for 1993 on Form 10-K, with a list of the exhibits, will be sent without charge to any shareholder of record or beneficial owner of shares of the Corporation's Common Stock upon receipt of a written request addressed to:
Shareholder Services, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817. Any exhibit will be provided upon payment of the reasonable cost of providing such exhibit.

               DIRECTIONS TO THE COMSAT BUILDING
         6560 ROCK SPRING DRIVE - BETHESDA, MARYLAND

    The COMSAT Building at Rock Spring Plaza in Bethesda, Maryland, is located on the corner of Rock Spring Drive and Fernwood Road. For shareholders who wish to use public transportation, take the Red Line of the Washington Metro to the Grosvenor Station. Take the #47 RIDE-ON bus, operated by Montgomery County Transit, to Rock Spring Plaza. It departs every half hour beginning at approximately 6:30 a.m., and the trip takes 10 minutes.

    Set forth below is a map and instructions on how to get there by car.



                  [Map filed supplementally on Form SE.]



From Frederick/I-270 South:
___________________________

Take I-270 East toward Silver Spring. Exit at Old Georgetown Road and turn right. At the second light turn right on Democracy Boulevard. At the second light turn right on Fernwood Road.
Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Silver Spring/I-495 West:
______________________________

Take I-495 West to Exit 36 (Old Georgetown Road). Turn right on Old Georgetown Road (toward Rockville). At third light turn left on Democracy Boulevard. At second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Northern Virginia/I-495 North:
___________________________________

Take I-495 North to I-270 North. Take the first exit off of I-270 Spur (Democracy Boulevard East). At first intersection light turn left on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

                         [PROXY CARD - FRONT]


                            COMSAT CORPORATION

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 1994

        This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Melvin R. Laird, Bruce L. Crockett and Arthur Hauspurg, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of COMSAT Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its shareholders to be held on May 20, 1994, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, this proxy will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4.

    Your vote for the election of Directors may be indicated on the reverse. Nominees are: Lucy Wilson Benson, Edwin I. Colodny, Bruce L. Crockett, Frederick B. Dent, Neal B. Freeman, Arthur Hauspurg, Melvin R. Laird, Peter W. Likins, Howard M. Love, Robert G. Schwartz, C.J. Silas and Dolores D. Wharton.

    This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, the proxy will not be used.

        Continued and to be signed and dated on reverse side.

_________________________________________________________________

                           [PROXY CARD - BACK]

_________________________________________________________________

     [   ]

Directors recommend a vote FOR Proposals 1 through 3 and AGAINST Proposal 4.
_______________________________________   __________________________________
1.  Election of all directors             2.  Amendment of 1990 Key Employee
                                              Stock Plan
For [ ]  Withhold [ ]  Exceptions* [ ]
                                           For [ ]  Against [ ]  Abstain [ ]
*Exceptions___________________________    __________________________________
______________________________________
______________________________________    __________________________________
                                           3.  Appointment of independent
To vote your shares for all director           accountants
nominees, mark the "For" box on Item
1.  To withhold voting for all             For [ ]  Against [ ]  Abstain [ ]
nominees, mark the "Withhold" box.         _________________________________
If you do not wish your shares voted
"For" a particular nominee, mark the       _________________________________
"Exceptions" box and enter the name(s)     4.  Action on a shareholder
of the exception(s) in the space               proposal relating to past
provided.                                      government service of
                                               directors, officers and
                                               consultants

                                            For [ ]  Against [ ]  Abstain [ ]
                                            _________________________________


                                             PROXY DEPARTMENT
                                             NEW YORK, N.Y. 10203-0141

                    Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATED________________________________________________, 1994

                    SIGNED___________________________________________________

                          ___________________________________________________


Please sign, date and return this       Please mark votes
card promptly in the enclosed           as in this example: [X]
envelope.

                               Appendix to
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                           of COMSAT Corporation


1.  Pages 4 through 6 of the Proxy Statement:  Pictures of
    COMSAT's directors are described narratively.

2. Page 20 of the Proxy Statement: the Performance Graph required by Item 402(l) of Regulation S-K is being filed supplementally on Form SE.

3. Back cover of the Proxy Statement: the map included in "Directions to the COMSAT Building" is being filed supplementally on Form SE.